Form 3

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940

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(Print or Type Responses)
1. Name and Address of Reporting Person* Cicchetti, Anthony N.	2. Date of Event Requiring Statement (Month/Day/Year) 8/12/02	4. Issuer Name and Tickler or Trading Symbol Photronics, Inc. (PLAB)
(Last) (First) (Middle) 1061 East Indiantown Road	3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)	5. Relationship of Reporting Person(s) to Issuer (Check all applicable)			6. If Amendment, Date of Original (Month/Day/Year) 8/20/02
			Director	10% Owner
(Street) Jupiter, Florida 33477		X	Officer (give title below)	Other (specify below)	7. Individual or Joint/Group Filing (Check Applicable Line)
		Vice President, Secretary and General Counsel			X	Form filed by One Reporting Person
(City) (State) (Zip)						Form filed by More than One Reporting Person
Table I —Non-Derivative Securities Beneficially Owned
1. Title of Security (Instr. 4)	2. Amount of Securities Beneficially Owned (Instr. 4)		3. Ownership Form: Direct (D) or Indirect (I) (Instr. 5)			4. Nature of Indirect Beneficial Ownership (Instr. 5)
No Non-Derivative Securities Owned

FORM 3 (continued)	Table II —Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
1.Title of Derivative Security (Instr. 4)	2.Date Exer- cisable and Expiration Date (Month/Day/Year)		3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)		4. Conver- sion or Exercise Price of Deri- vative Security	5. Owner- ship Form of Deriv- ative Securities: Direct (D) or Indirect (I) (Instr. 5)	6. Nature of Indirect Beneficial Ownership (Instr. 5)
	Date Exer- cisable	Expira- tion Date	Title	Amount or Number of Shares
Stock Option (right to buy)	(1)	8/12/12	Common Stock	15,000	$10.54	(D)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:

(1) The option becomes exercisable in four equal annual installments beginning on August 12, 2003.

	/s/ Anthony N. Cicchetti	November 15, 2002

	**Signature of Reporting Person	Date

*	If the form is filed by more than one reporting person, see Instruction 5(b)(v).
**	Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:	File three copies of this Form, one of which must be manually signed. If space is insufficient,
SeeInstruction 6 for procedure.